UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2016

ConforMIS, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-37474	56-2463152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Crosby Drive

Bedford, MA 01730

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 345-9001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed by ConforMIS, Inc. (the “Company”) on May 12, 2016, the Board of Directors (the “Board”) of the Company retained an executive search firm to search for a new President and Chief Executive Officer. On October 24, 2016, the Company announced Mark A. Augusti’s appointment as President and Chief Executive Officer of the Company, effective November 14, 2016 (the “Effective Date”).  It is expected that he will be appointed to the Company’s Board following the commencement of his employment.  Mr. Augusti will succeed Philipp Lang, M.D. MBA, as President and Chief Executive Officer of the Company effective as of the Effective Date, and Dr. Lang will continue to serve on the Board.

Prior to joining the Company, Mr. Augusti served as Corporate Vice President and President of Orthopedics and Tissue Technologies at Integra LifeSciences since 2014. Prior to his tenure at Integra LifeSciences, Mr. Augusti served as Chief Executive Officer of Bioventus LLC following its 2012 spinout from Smith and Nephew Inc., where he had held various positions over a 14-year period, including most recently as President, Biologics Division since 2008. Mr. Augusti is a graduate of Duke University and received an MBA from UCLA.

In connection with his employment, the Company entered into a letter agreement, dated October 19, 2016 (the “Employment Agreement”) which sets forth certain terms of Mr. Augusti’s employment. There are no other arrangements or understandings between Mr. Augusti and any other persons pursuant to which he was selected as the Company’s President and Chief Executive Officer, effective as of the Effective Date. Additionally, there are no transactions involving the Company and Mr. Augusti that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to the terms of the Employment Agreement, Mr. Augusti will receive an annual base salary of $520,000. In addition, he will receive a one-time signing bonus of $200,000 and will be eligible to receive an annual performance bonus targeted at up to 75% of Mr. Augusti’s annual base salary. The actual performance bonus percentage is discretionary and will be subject to the Board’s assessment of Mr. Augusti’s performance as well as general business conditions at the Company. Mr. Augusti will not receive an annual performance bonus for fiscal year 2016.

The Employment Agreement further provides that the Board will grant Mr. Augusti an incentive stock option to purchase shares of the Company’s common stock having a value up to $600,000 (the “Option Grant”) under the Company’s stock incentive plan (the “Plan”). The Employment Agreement also provides that the Board will grant to Mr. Augusti a performance share unit award for shares of the Company’s common stock having a value up to $600,000 (the “PSU Award”) under the Plan. The Option Grant will vest and become exercisable in equal monthly installments over a four-year period from the date of grant. The PSU Award will vest on the third anniversary of the grant, subject to the achievement of certain specified performance-based milestones.  In addition, Mr. Augusti will be eligible to receive additional incentive equity awards with an aggregate target value of up to $800,000 under the Company’s long-term incentive program.  Mr. Augusti will be also be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company’s full-time employees and/or executive officers.

Additionally, the Employment Agreement provides that Mr. Augusti’s employment with the Company is at will and may be terminated by either party at any time for any or no reason or cause. In the event Mr. Augusti’s employment is terminated without cause, Mr. Augusti will be entitled to receive severance pay in the form of salary continuation on the Company’s standard payroll dates following the termination date, and accelerated vesting of his unvested equity grants. Mr. Augusti will also receive a continuation of group health insurance coverage through COBRA with the cost of such benefits to be shared in the same relative proportion by the Company and Mr. Augusti as in effect on the date of termination.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2016.

Item 7.01. Regulation FD Disclosure.

On October 24, 2016, the Company issued a press release announcing Mr. Augusti’s appointment as President and Chief Executive Officer of the Company. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 of this Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall any of it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1        Press Release by ConforMIS, Inc., dated October 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: October 24, 2016	By:	/s/ Paul Weiner
Paul Weiner
Chief Financial Officer